                                                                 EXHIBIT 10.41.1
                                                                 ---------------

                            ADDENDUM TO AGREEMENT

The Agreement between Rhone Merieux, Inc. ("RMI") and Synbiotics ("Synbiotics") dated January 1, 1992 (the "Agreement"), is amended as follows:

1.0  Effective immediately, Synbiotics shall have rights to market FeLV R,C,P
     (live) and CHL combination vaccine (see Section 1.2.1 of the Agreement) as provided by RMI in the United States, Canada and Mexico. Synbiotics shall not market thin vaccine directly to veterinarians or to or through other biological manufacturers. Synbiotics will not indicate to any third party that any of its products are of Rhone Merieux origin.

2.0 Effective 17 August 1995 as per letter agreement, RMI shall have rights to market Synbiotics' FeLV vaccine (monovalent) in Canada, either direct or through RMI distributors. This marketing right shall be co-exclusive, with only Synbiotics retaining the right to appoint one distributor (but no more than one distributor) to market FeLV vaccine (monovalent) in Canada (direct or through subdistributors). The marketing rights granted to RMI in this
     Section 2 shall apply only to finished, final FeLV (monovalent) products manufactured by RMI from bulk FeLV supplied by Synbiotics. No royalty shall be due from RMI to Synbiotics on sales of FeLV vaccine (monovalent) in Canada.

3.0 The scheduled expiration date of the Agreement is amended to be December 31, 2004.

4.0 Section 2.2.1 of the Agreement shall be amended in its entirety to read as follows:

     2.2.1 "RMI's annual requirement of bulk, tested, completed FeLV Product ("FeLV"), at a purchase price of [*] per one dose equivalent (defined as 1.2 ml) through December 31, 1997 and at a purchase price of [*] from January 1, 1998 until the expiration or earlier termination of the Agreement. Notwithstanding the foregoing, Synbiotics shall have the right to increase the prices set forth herein: (i) in the event that the United States Animal and Plant Health Inspection Service officially requires Synbiotics to upgrade its manufacturing facilities, but no such price increase may occur prior to 31 December 1999 and if such increase is necessary, the price of FeLV shall not exceed [*]/one dose equivalent; or (ii) Synbiotics reasonably determines that a price increase shall be restricted to a case where the annual inflation rate at the end of a given calendar year exceeds ten (10%) percent according to the U.S. Producer Price Index. The parties will agree to meet in such a case and mutually agree upon the future price of the FeLV; or (iii) Synbiotics reasonably determines that an improvement has resulted in an increase in value provided, however, the price of FeLV shall not exceed [*] per one dose equivalent."

5.0 Synbiotics shall pay a royalty to RMI on all net sales by Synbiotics of all Products containing RMI Components equal to [*] percent of net sales during the remainder of this Agreement.

-----------------------

[*] Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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

6.0 Section 3.3.2 of the Agreement shall be amended in its entirety to read as follows:

     3.3.2 RMI shall pay a royalty to Synbiotics on Synbiotics origin FeLV net sales by RMI as follows:

     a.    FeLV Monovalent (USA Only)             Royalty Rates
           --------------------------             -------------
           1 Sept. 95 - 31 Oct. 95                     [*]
           1 Nov. 95 - 31 Oct. 96                      [*]
           1 Nov. 96 - 31 Oct. 97                      [*]
           1 Nov. 97 - 31 Dec. 99                      [*]
           1 Jan. 2000 - 31 Dec. 2004                  [*]

     b.    FeLV Combinations (USA/CANADA/MEXICO)  Royalty Rates
           -------------------------------------  -------------
           1 Sept. 95 - 31 Oct. 95                     [*]
           1 Nov. 95 - 31 Oct. 96                      [*]
           1 Nov. 96 - 31 Oct. 97                      [*]
           1 Nov. 97 - 31 Dec. 99                      [*]
           1 Jan. 2000 - 31 Dec. 2004                  [*]

7.0 All capitalized terms shall have the same meaning as set forth in the Agreement, unless other wise defined.

8.0 Effective January 1, 1997 upon providing Synbiotics with twelve (12) months prior written notice, RMI shall have the right to market in the territory, FeLV mono and combination vaccines (other than Synbiotics origin). RMI's right to sell Synbiotics' FeLV mono and combination vaccines shall become nonexclusive nine (9) months after such written notice. When non-exclusive, RMI will purchase FeLV at a price no higher than the price offered to any other party. The reciprocal shall be true for RMI's origin R-C-P-CHL filled containers (see Section 2.1.1 of the Agreement).

9.0 Except as expressly amended by this Addendum, the Agreement remains unchanged and in full force and effect. This Addendum may be executed in any number of counterparts each of which when so delivered shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Addendum in Athens, Georgia 22 August 1996.

SYNBIOTICS CORPORATION              RHONE MERIEUX, INC.


By:  /s/ KENNETH M. COHEN           By:  /s/ DON HILDEBRAND
     -------------------------           -----------------------
Title:  President and Chief         Title:  President
        Executive Officer

Print Name:  Kenneth M. Cohen       Print Name:  Don Hildebrand

Date:  August 22, 1996              Date: August 22, 1996

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